FIELDPOINT PETROLEUM REPORTS THIRD QUARTER RESULTS

AUSTIN, TX – November 16, 2015 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today its third quarter financial results for the three months ended September 30, 2015.

Financial Highlights for the Three Months Ended September 30, 2015 Compared to the Three Months Ended September 30, 2014:

•Total revenues decreased to $957,482 from $2,367,593;

•Net Income (Loss) decreased to a Loss of ($276,289) from Income of $139,632;

•Earnings (Loss) per share decreased to a Loss of ($.03) on both basic and fully diluted basis, from an Income of $0.02 on both basic and fully diluted; and

•Adjusted EBITDAX (earnings before interest, taxes, depletion, amortization, exploration expense, non-cash equity compensation expense and the effects of oil hedges) per share decreased to ($0.02) on both basic and fully diluted basis, from $0.12 and $0.11 respectively.

The decrease in total revenues from the same quarter a year ago was primarily due to lower commodity prices and a decrease in production.

Phillip Roberson, President and CFO of FieldPoint, stated, “This was obviously another challenging quarter for FieldPoint, as well as the oil and gas industry as a whole.  We are focused on maximizing our production and lowering our operating costs in this low price environment.  However, we continue to search for and evaluate all possible opportunities to grow as we wait for prices to improve.”

Adjusted EBITDAX

The Company defines Adjusted EBITDAX as income (loss) before income taxes; exploration expense; depreciation, depletion, and amortization (DD&A); impairments; interest expense; total (gains) losses on derivatives, net, less net cash from settlement of commodity derivatives, less non-cash compensation expense; and certain items not related to the Company’s normal operations. Management believes that the presentation of Adjusted EBITDAX provides information useful in assessing the Company’s financial condition and results of operations and that Adjusted EBITDAX is a widely accepted financial indicator of a company’s ability to incur and service debt and fund capital expenditures.

Non-GAAP Measure Reconciliation
	Unaudited Three Months Ended
	September 30,
	2015	2014
NET INCOME (LOSS)	($276,289)	$139,632

Add back
Interest	65,392	64,473
Taxes	(154,870)	95,543
Depletion and depreciation	475,800	583,500
Accretion	26,000	27,000
Exploration expense	2,610	0
Net Effect of Oil hedges (gains)	(299,298)	(44,000)
Non-cash equity compensation expense	16,042	112,292

ADJUSTED EBITDAX	($144,613)	$978,440

EARNINGS (LOSS) PER SHARE
BASIC	($0.03)	$0.02
DILUTED	($0.03)	$0.02

ADJUSTED EBITDAX PER SHARE
BASIC	($0.02)	$0.12
DILUTED	($0.02)	$0.11

WEIGHTED AVERAGE
SHARES OUTSTANDING
BASIC	8,621,410	8,119,903
DILUTED	8,621,410	9,149,297

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

    Or Roger Bryant, Executive Chairman (214) 215-9130

    Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746